RESTRICTED STOCK UNIT AND STOCK OPTION AGREEMENT

THIS RESTRICTED STOCK UNIT AND STOCK OPTION AGREEMENT (the “Agreement”), made effective as of 9/11/2024 (the “Date of Grant”), between Helios Technologies, Inc., a Florida corporation (the “Corporation”), and PARTICIPANT_NAME (“Participant”).

WITNESSETH:

WHEREAS, Participant is an employee of the Corporation and/or a subsidiary of the Corporation (“Subsidiary”);

WHEREAS, the Corporation has adopted the Helios Technologies 2023 Equity Incentive Plan (the “Plan”) in order to provide its officers, employees and directors with incentives to achieve long-term corporate objectives; which was adopted by the Board of Directors and approved by the shareholders of the Corporation at the Corporation’s June 2023 Annual Meeting; and

WHEREAS, the Compensation Committee of the Corporation’s Board of Directors desires to grant an award of Restricted Stock Units (as defined below in Section 1) and Nonqualified Stock Options under the Plan to Participant on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of Restricted Stock Units and Stock Options.

Subject to the provisions of this Agreement and to the provisions of the Plan, the Corporation hereby grants to the Employee, as of the Date of Grant, ______ Restricted Stock Units (the “Restricted Stock Units” or “RSUs”) and _____ Nonqualified Stock Options with an Exercise Price of $40.13 per Share (the “Options”). The Options granted hereunder are not intended to qualify as incentive stock options pursuant to Section 422 of the Code. All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Plan.

2. Restrictions on RSU’s.

(a) Until the settlement of vested Restricted Stock Units pursuant to Section 4, the Restricted Stock Units shall not confer or entitle an Employee to any rights of a stockholder including, without limitation, any voting rights or to any dividends paid on Common Stock.

(b) The Restricted Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any attempt to dispose of Restricted Stock Units in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

3. Vesting of Restricted Stock Units.

(a) Time-Based Vesting.

(i) Restricted Stock Units. With respect to _____ Restricted Stock Units, provided that Participant is employed by the Corporation or a Subsidiary on the applicable date, the Restricted Stock Units shall vest on the date of each anniversary of the Date of Grant, as follows:

(VEST_SCHEDULE_TABLE)

(b) Other Vesting Events. Notwithstanding the foregoing, the Restricted Stock Units shall vest at such earlier time as the restrictions may lapse pursuant to Sections 6 or 8 of this Agreement. The foregoing notwithstanding, in the event of a pending or threatened Change of Control, or in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Corporation is involved, the Board of Directors may, in its sole discretion, take such actions as permitted under the Plan, unless there is a previously executed Continuity Agreement in place in which case the terms of the Continuity Agreement control.

(c) Forfeiture for Violation of Restrictive Covenants. As consideration for the grant of the Restricted Stock Units, Participant agrees to the restrictive covenants set forth in Appendix A to this Agreement. Participant shall forfeit any unvested Restricted Stock Units, or any Common Stock that Participant receives in settlement of any vested Restricted Stock Units, if he or she violates any of the restrictive covenants set forth in Appendix A.

(d) Forfeiture for Cause. Any unvested Restricted Stock Units shall be forfeited if Participant is determined to have engaged in an act that constitutes Cause (regardless of whether Participant’s service with the Corporation is terminated as a result of such Cause). If any Restricted Stock Units become payable while Participant is under investigation for any event that would constitute Cause, payment of such Restricted Stock Units shall be delayed pending the outcome of such investigation. If such investigation is pending on the latest date upon which such Restricted Stock Units may be paid in order for payment of the Restricted Stock Units to remain qualified as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) or would otherwise not result in a violation of Code Section 409A, settlement of the Restricted Stock Units shall be made on that date only if Participant executes an agreement with the Corporation under which he or she agrees to forfeit the Common Stock that was paid with respect to such Restricted Stock Units if the investigation results in Participant being found to have committed an act that constitutes Cause. If Participant fails to execute such an agreement, the Restricted Stock Units shall be forfeited.

For purposes of this Agreement, “Cause” means (i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Corporation or a Subsidiary, or any other act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Corporation or any Subsidiary’s fidelity bond; (ii) the willful engaging in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Corporation or any Subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Corporation or any Subsidiaries and competing with the Corporation or any Subsidiaries, or soliciting employees, consultants or customers of the Corporation or any Subsidiaries in violation of law or any employment or other agreement to which the recipient is a party; (iii) the continued failure or habitual neglect by a person who is an Employee to perform his or her duties with the Corporation or any Subsidiary; or (iv) other disregard of rules or policies of the Corporation or any Subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Corporation or any Subsidiary. For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Corporation and/or the Subsidiary.

Notwithstanding the foregoing, if Participant has entered into an employment agreement that is binding as of the date of such event, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply. The determination of whether a Participant has engaged in an act that constitutes Cause shall be made by the Committee, which prior to making such determination shall provide written notice of the event of Cause to the Participant and allow the Participant a reasonable opportunity to cure such event.

4. Settlement of Restricted Stock Units.

Subject to Sections 3(c) and 5, as soon as practicable after the date on which any Restricted Stock Units become vested, and in no event later than 30 days after such date, the Corporation shall deliver to the Employee (or his or her personal representative) the number of shares of Common Stock equal to the number of Restricted Stock Units that have become vested (or, at the discretion of the Committee, cash with a value of such number of shares of Common Stock).

5. Tax Withholding.

Whenever Participant becomes vested in some or all of the Restricted Stock Units under Section 3 of this Agreement, the Corporation shall notify Participant of the amount of tax which must be withheld by the Corporation under all applicable federal, state and local tax laws. Participant agrees to make arrangements with the Corporation to (a) remit a cash payment of the required amount to the Corporation, (b) to authorize the deduction of such amounts from Participant’s compensation or (c) to otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Corporation.

6. Forfeiture On Termination of Employment.

If Participant’s employment with the Corporation or Subsidiary is terminated for any reason, either by the Corporation or Participant, during the term of this Agreement, any Restricted Stock Units remaining subject to the restrictions imposed by this Agreement shall be forfeited; provided, however, that in the event of termination by reason of death, permanent total disability, or voluntary termination at or after normal retirement age (age 65), any remaining restrictions automatically shall lapse.

7. Restricted Stock Units Not to Affect Employment.

Neither this Agreement nor the Restricted Stock Units granted hereunder shall confer upon Participant any right to continued employment with the Corporation or any Subsidiary, and shall not in any way modify or restrict the Corporation’s or such Subsidiary’s right to terminate such employment.

8. Agreement Subject to the Plan.

This Agreement and the rights and obligations of the parties hereto are subject to and governed by the terms of the Plan as the same may be amended from time to time, the provisions of which are incorporated by reference into this Agreement.

9. Award Subject to Clawback or Recoupment.

The Restricted Stock Units shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Corporation or required by law that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Restricted Stock Units (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Restricted Stock Units.

10. Miscellaneous.

(a) In the event of any change or changes in the outstanding Common Stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, combination or any similar transaction, the Board of Directors shall adjust the number of Restricted Stock Units granted under this Agreement, and make any and all other adjustments deemed appropriate by the Board of Directors in such manner as the Board of Directors deems necessary to prevent material dilution or enlargement of the rights granted to Employee.

(b) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(c) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

(d) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

(e) This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

(f) Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and of Participant and Participant’s personal representatives.

Provisions Relating to Options

11. Vesting of Options.

(a) Service-Based Requirements. Subject to and except as otherwise provided for pursuant to the terms and conditions of this Agreement, the Options covered by this Agreement shall vest and become exercisable (“Vest,” or similar terms) (i) on the third anniversary of the Date of Grant (the “Options Vesting Date”). Any Options that do not so Vest will be forfeited, including, if Participant experiences a Termination of Service on or before the Options Vesting Date.

(b) Other Vesting Events. Notwithstanding the foregoing, the Options shall Vest at such earlier time as the restrictions may lapse pursuant to Sections 16 or 18 of this Agreement. The foregoing notwithstanding, in the event of a pending or threatened Change in Control, or in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Corporation is involved, the Board of Directors may, in its sole discretion, take such actions as permitted under the Plan, unless there is a previously executed Continuity Agreement in place in which case the terms of the Continuity Agreement control.

(c) Forfeiture for Violation of Restrictive Covenants. As consideration for the grant of the Options, Participant agrees to the restrictive covenants set forth in Appendix A to this

Agreement. Participant shall forfeit any unvested Options that Participant receives, if he or she violates any of the restrictive covenants set forth in Appendix A.

(d) Forfeiture for Cause. Any Options that are not Vested shall be forfeited if Participant is determined to have engaged in an act that constitutes Cause (regardless of whether Participant’s service with the Corporation is terminated as a result of such Cause). If any Options would become Vested while Participant is under investigation for any event that would constitute Cause, the Vesting of such Options shall be delayed pending the outcome of such investigation.

For purposes of this Agreement, “Cause” means (i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Corporation or a Subsidiary, or any other act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Corporation or any Subsidiary’s fidelity bond; (ii) the willful engaging in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Corporation or any Subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Corporation or any Subsidiaries and competing with the Corporation or any Subsidiaries, or soliciting employees, consultants or customers of the Corporation or any Subsidiaries in violation of law or any employment or other agreement to which the recipient is a party; (iii) the continued failure or habitual neglect by a person who is an Employee to perform his or her duties with the Corporation or any Subsidiary; or (iv) other disregard of rules or policies of the Corporation or any Subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Corporation or any Subsidiary. For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Corporation and/or the Subsidiary. Notwithstanding the foregoing, if Participant has entered into an employment agreement that is binding as of the date of such event, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply. The determination of whether a Participant has engaged in an act that constitutes Cause shall be made by the Committee, which prior to making such determination shall provide written notice of the event of Cause to the Participant and allow the Participant a reasonable opportunity to cure such event.

12. Exercise of Options.

(a) Options, to the extent Vested, shall be exercised by Participant by providing notice of such exercise via the written or electronic medium specified by the Corporation, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares, including satisfaction of any applicable withholding taxes.

(b) Upon the exercise of any Option, the Exercise Price shall be payable to the Corporation in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (i) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (such previously acquired Shares must have been held for the requisite period necessary to avoid a charge to the Corporation’s earnings for the financial reporting purposes, unless otherwise determined by the Committee), or (ii) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

13. Non-Transferability.

(a) The Options shall not be transferable by Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any attempt to dispose of the Options in a manner contrary to the restrictions set forth in this Agreement shall be ineffective. Notwithstanding the foregoing, (i) Options may be transferred to Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights; and (ii) in the event of Participant’s death, the administrator or executor of Participant’s estate may exercise any outstanding Vested Options within the time period specified in Section 16(b) below.

14. Rights as a Shareholder.

Participant shall not be deemed for any purpose to be the owner of any Shares subject to any Options unless and until (a) the Options have been exercised pursuant to the terms hereof, (b) the Corporation shall have issued and delivered the Shares to Participant (or made a book entry registration thereof) and (c) Participant’s name shall have been entered as a stockholder of record on the books of the Corporation. Thereupon, Participant shall have full voting, dividend and other ownership rights with respect to such Shares.

15. Tax Withholding.

Whenever Participant exercises Options under this Agreement, the Corporation shall notify Participant of the amount of tax which must be withheld by the Corporation under all applicable federal, state and local tax laws. Participant agrees to make arrangements with the Corporation to (a) remit a cash payment of the required amount to the Corporation, (b) authorize the deduction of such amounts from Participant’s compensation; (c) perform a cashless exercise through the Corporation’s equity plan administration system; or (d) to otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Corporation.

16. Forfeiture On Termination of Employment, Expiration of Options.

(a) All Options will be forfeited if Participant experiences a Termination of Service on or before the Options Vesting Date.

(b) In the event of a Termination of Service by reason of death, Disability, or Retirement prior to an Applicable Vesting Date, any Options that are not then Vested shall immediately Vest.

(c) If not previously exercised, the Options shall terminate at the close of business on the tenth (10th) anniversary of the Date of Grant, or, if earlier, three (3) months after Participant’s Termination of Service (twelve (12) months after the Termination of Service if such termination is due to Participant’s Retirement, death or Disability). Participant shall have no right to exercise the Options at any time after such date unless otherwise permitted by the Corporation.

17. Options Not to Affect Employment.

Neither this Agreement nor the Options granted hereunder shall confer upon Participant any right to continued employment with the Corporation or any Subsidiary, and shall not in any way modify or restrict the Corporation’s or such Subsidiary’s right to terminate such employment.

18. Agreement Subject to the Plan.

This Agreement and the rights and obligations of the parties hereto are subject to and governed by the terms of the Plan as the same may be amended from time to time, the provisions of which are incorporated by reference into this Agreement.

19. Award Subject to Clawback or Recoupment.

The Options shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Corporation or required by law that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Options (whether Vested or not Vested) and the recoupment of any gains realized with respect to Shares acquired by Participant via exercise of the Options.

20. Miscellaneous.

(a) The award of Options is subject to adjustment as provided for in this Plan.

(b) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(c) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

(d) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

(e) This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

(f) Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and of Participant and Participant’s personal representatives.

(g) The Corporation may, in its sole discretion, deliver any documents related to the Options and Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

(h) Participant acknowledges that Participant (i) has received a copy of the Plan, (ii) has had an opportunity to review the terms of this Agreement and the Plan, (iii) understands the terms and conditions of this Agreement and the Plan and (iv) agrees to such terms and conditions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit and Stock Option Agreement as of the day and year first above written.

HELIOS TECHNOLOGIES, INC

ATTEST:

By:

PARTICIPANT

Witness:

APPENDIX A

RESTRICTIVE COVENANTS

Participant acknowledges and recognizes the highly competitive nature of the Corporation’s business and, in consideration of the Restricted Stock Units and Options granted to Participant, the Participant agrees to the following:

A. Non-Competition. During period of Participant’s employment with the Corporation (and any Subsidiary) and the 12-month period following his or her termination of employment (the “Restricted Period”), anywhere in the world (the “Restricted Area”), Participant will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined) other than on behalf of the Corporation, unless specifically agreed to in writing by the Corporation, and as agreed by the Corporation and Participant, whether on a full-time or on a part-time basis, whether as an officer, director, proprietor, employee, partner, independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise. “Competitive Business Activities” shall mean any business that engages in providing products and services that are competitive with any products and services provided by the Corporation as of the date of this Agreement and at any time during Participant’s employment with the Corporation and its Subsidiaries.

B. Non-solicitation. During the Restricted Period and within the Restricted Area, Participant will not, directly or indirectly, compete with the Corporation by soliciting, inducing or influencing any of the Corporation’s Customers which have a business relationship with the Corporation at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Corporation. The Corporation’s “Customers” shall be deemed to be any Person that the Corporation or its Subsidiaries is doing business with (as reflected by any sales or services provided to that person in the preceding two-year period) and those with whom the Corporation or its Subsidiaries has a reasonable expectation of doing business during the Restricted Period.

In addition, during the Restricted Period and within the Restricted Area, Participant will not, directly or indirectly, for or on behalf of himself or any other Person, (a) recruit, solicit or otherwise influence any employee of the Corporation to discontinue such employment relationship with the Corporation, or (b) employ or seek to employ, or cause or permit to be employed any person who is then (or was at any time within six (6) months prior to the date Participant employs or seeks to employ such person) an employee of the Corporation. For purposes of this Appendix A, “employ” shall be deemed to mean to engage or permit to be engaged, whether as a legal employee or as an independent contractor.

In addition, during the Restricted Period, Participant will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any Customer, employee or agent in the Corporation.

“Person” shall be deemed to mean and include natural persons, partnerships, corporations, limited liability companies, professional associations or other organizations or entities; and, with respect to a non-natural person, its subsidiaries and controlled affiliates.

The restrictions in Sections A and B of this Appendix A apply in respect of businesses which compete or seek to compete with the Corporation and its Subsidiaries, and nothing in this

Appendix A shall prevent Participant from engaging in activities that do not compete with the Corporation and its Subsidiaries.

C. Non-Disclosure of Information. Participant acknowledges that the Corporation’s trade secrets; private or secret procedures; methods and ideas; market research data or analyses and marketing plans; fees, costs and pricing structures; customer lists and information concerning the Corporation’s products, services, training methods, development, technical information, marketing activities and procedures, and corporate strategies, credit, financial and other data concerning the Corporation’s Customers, as they exist from time to time; and other information, observations and data obtained by Participant while employed by the Corporation concerning the Corporation’s business, products, services and business relationships; and all similar and related information in whatever form (“Proprietary Information”) are valuable, special and unique assets of the Corporation, access to and knowledge of which are essential to the performance by Participant of his or her employment with the Corporation. In light of the highly competitive nature of the industry in which the Corporation’s business is conducted, Participant agrees that all Proprietary Information, heretofore or in the future obtained by him or her as a result of his or her association with the Corporation shall be considered confidential.

In recognition of this fact, Participant agrees that Participant will never use or disclose any such Proprietary Information for Participant’s own purposes or for the benefit of any person or other entity or organization (except the Corporation) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Corporation, Participant is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by Participant or that come into Participant’s possession during Participant’s association with the Corporation are and remain the property of the Corporation, and when this Agreement terminates, such Documents shall be returned to the Corporation at its principal place of business and herein noted.

“Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; e-mail, telecopy and telex messages; memoranda; work‑papers; reports; statements; summaries; analyses; evaluations; Customer records and information; agreements; agendas; advertisements; manuals; brochures; publications; directories; industry lists; schedules; price lists; Customer lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non‑identical copies thereof.

Notwithstanding any other provisions of this Agreement to the contrary, pursuant to the Defend Trade Secrets Act, 18 U.S.C. §1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

D. Non-Disparagement. Except as otherwise required by law, Participant will not make, publish, or disseminate any derogatory statements or comments about the Corporation or any of its Subsidiaries and affiliated entities, or any of their past or present officers or directors, or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them.

E. Independent Obligations, Remedies. It is understood by and between the parties hereto that the foregoing covenants by Participant contained in this Appendix A shall be construed to be agreements independent of any other element of Participant’s employment with the Corporation. The existence of any claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of the covenants in this Agreement against Participant, and the Corporation’s breach of any term of this Agreement or any other obligation does not waive or release Participant from the restrictions contained in this Appendix A.

1. Participant acknowledges and agrees that the Corporation’s remedy at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Corporation. In recognition of this fact, in the event of a breach by Participant of any of the provisions of this Appendix B, Participant agrees that, in addition to any remedy at law available to the Corporation, including, but not limited to monetary damages, the Corporation, without posting any bond, shall be entitled to obtain, and Participant agrees not to oppose the Corporation’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Corporation.

2. Participant acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of this Appendix B and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Corporation. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach.

F. Impact on Other Agreements. If Participant is or becomes party to any other restrictive covenant agreement with the Corporation or one of its subsidiaries, the obligations under such other restrictive covenant agreement shall not be superseded by this Appendix A to the extent inconsistent therewith, but shall be supplanted by this Appendix A to the extent permitted by applicable law. Further, to the extent that any provision(s) of this Appendix A are declared overbroad, void or unenforceable by an authority of competent jurisdiction in a particular jurisdiction, the provision(s) shall be modified by such authority for purposes of enforcement in that jurisdiction to the extent necessary to make the applicable provision(s) valid and enforceable. Modification of a provision of this Appendix A to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the provision as stated in any other jurisdiction in which it is enforceable. Also, the invalidity of a provision of this Appendix A in any particular jurisdiction will not affect the validity or enforcement of that provision in any other jurisdiction where it is otherwise valid.

PROSPECTUS

Helios Technologies, Inc.

7456 16th St. E

Sarasota, Florida 34243

(941) 362-1200

HELIOS TECHNOLOGIES, INC.
2023 EQUITY INCENTIVE PLAN

1,000,000 Shares of Common Stock, par value $.001 per share
The Common Stock is traded on the New York Stock Exchange under the ticker symbol “HLIO”

This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should only rely on the information contained in this Prospectus. Helios Technologies, Inc. (“we,” or the “Company”) has not authorized anyone to provide you with different information. We are offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our securities.

This Prospectus contains information concerning us and the Plan (as defined below) but does not contain all the information set forth in the Form S-8 registration statement for the Plan that we filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Form S-8 registration statement, including the exhibits to the registration statement, may be inspected at the Commission’s office in Washington, D.C. In addition, the Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov.

The date of this Prospectus is June 6, 2023.

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE PLAN	1
Purpose of the Plan	1
Persons Eligible to Participate in the Plan	1
Administration of the Plan	2
Non-U.S. Participants	2
Amendments to the Plan	3
Term of the Plan	3
AWARDS	3
Types and Terms of Awards	3
Performance Awards	7
Consideration for Awards	8
Tax Withholding	8
Award Agreement	8
Amendments to Awards; No Option or SAR Repricing	9
Change in Control	9
Termination of Service and Other Events	9
Allowances for Conversion Awards and Assumed Plans	10
Non-Transferability	10
Risk of Investment	10
SHARES AVAILABLE FOR AWARDS	11
Non-Employee Director Compensation Limit	11
Adjustments to Available Shares	12
Forfeiture, Clawback and Deferral	12
RESALE OF SECURITIES GRANTED OR PURCHASED UNDER THE PLAN	13
GENERAL	13
U.S. FEDERAL INCOME TAX CONSEQUENCES	13
Change in Control	19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	19

GENERAL INFORMATION ABOUT THE PLAN

The information in this Prospectus relates to the Helios Technologies, Inc. 2023 Equity Incentive Plan, which we refer to as the “Plan” in this Prospectus. The description of the Plan in this Prospectus is subject to and qualified by the terms and conditions of the Plan. A copy of the Plan is included with this Prospectus. To obtain additional information about the Plan and its administrators (in their managerial capacity), you may write to the General Counsel & Secretary, Helios Technologies, Inc., 7456 16th St. E, Sarasota, FL 34243, or call (941) 362-1200.

The Plan is an equity incentive plan under which we are authorized to grant shares of restricted or unrestricted common stock of the Company, par value $.001 per share (the “Common Stock”), stock appreciation rights, restricted stock units, stock options, and other equity-based awards (“Awards”) to officers, employees, consultants, and directors of the Company and to those of its subsidiaries. The Plan is an unfunded plan, and it does not give any participants rights that are superior to those of our unsecured general creditors. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan was adopted by our Board of Directors (the “Board”) on March 8, 2023. The Plan was approved by our shareholders on June 1, 2023, and became effective on that date. No grants will be made on or after June 1, 2023 under the Helios Technologies, Inc. 2019 Equity Incentive Plan (the “Predecessor Plan”).

Purpose of the Plan

The purpose of the Plan is to is to promote the growth and profitability of the Company by (1) providing officers, employees and directors of the Company and of its subsidiaries with additional incentives to achieve long-term corporate objectives, (2) assisting the Company and its subsidiaries in attracting and retaining officers, employees, consultants and directors, and (3) providing such officers, employees, consultants and directors with an opportunity to acquire an equity interest (direct or indirect) in the Company. The Plan provides flexibility to the Board and the Committee (as defined below) in making a wide variety of equity or equity-based awards under a current market, comprehensive omnibus plan.

Persons Eligible to Participate in the Plan

Any employee, officer, member of our Board, consultant, independent contractor or other person who provides significant services to the Company to us, or our subsidiaries is eligible to receive Awards under the Plan, at the discretion of the Board or the Committee, provided that such person satisfies the Form S-8 definition of an “employee.” However, the Committee is subject to certain limitations when granting “incentive stock options” under the Plan. Incentive stock options may only be granted to full-time or part-time employees of the Company and its affiliates. In addition, incentive stock options may be granted to employees of our affiliates only if the affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code. The basis for participation in the Plan is meeting the eligibility requirements and being selected by the Board or the committee to receive an Award.

No eligible person, participant or other person shall have any claim to be granted any Award under the Plan. The Committee administering the Plan is not required to treat uniformly eligible persons, participants or holders or beneficiaries of Awards under the Plan.

The grant of an Award will not be construed as giving a participant the right to be retained as an employee, consultant or director, as applicable, of the Company, nor will it affect in any way our right or our affiliates’ rights to terminate a participant’s employment or consulting agreement at any time, with or without cause, or to remove a director. The Company or any of its affiliates may at any time dismiss a participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement (as defined below).

Administration of the Plan

The Plan is generally administered by the Compensation Committee of the Board (the “Committee”), except to the extent the Board has reserved its authority or delegates authority to another committee, as provided therein. The Board (and, by delegation, the Committee or other committee) will have the authority, in its sole discretion, from time to time, to: (i) determine which employees, consultants and directors will be granted Awards, (ii) prescribe the terms and conditions of the Awards, (iii) interpret the Plan and the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (v) interpret, amend or revoke any of these rules. Unless the Committee is the full Board or all determinations made by the Committee are made only with the approval or ratification of the full Board, then the Committee will be comprised solely of directors who are “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board also may exercise the powers and duties of the Committee under the Plan.

The members of the Committee are appointed by the Board and continue to serve until their successors are appointed and qualified, or until their earlier retirement, resignation or removal. Any member of the Committee may be removed, with or without cause, by the Board at any time.

All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

Delegation of Authority

Except to the extent the Board has reserved to itself the authority to review, approve and ratify actions of the Committee, the Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors, and more limited authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers with respect to persons subject to Section 16 of the Exchange Act, or in any way which would jeopardize the Plan’s qualification under Rule 16b-3.

Non-U.S. Participants

In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may provide for such special terms for Awards to employees directors and consultants who are foreign nationals or who are employed by the Company or a subsidiary outside of the United States or who provide services to the Company or a subsidiary under an agreement with a foreign nation or agency as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve and adopt such supplements to or amendments, restatements or alternative versions of the Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

Amendments to the Plan

Our Board may amend, alter, suspend, discontinue or terminate the Plan at any time or for any reason. However, we will obtain stockholder approval for any amendment to the Plan to the extent that shareholder approval is necessary or desirable comply with any applicable law, rules or regulations, including rules of the Commission, the New York Stock Exchange, or any other securities exchange that may be applicable to the Company. As a result, we may be required to seek stockholder approval for any amendment which:

• increases the number of shares authorized under the Plan;

• increases the number of shares that are available for certain types of awards under the Plan;

• permits repricing of stock options or stock appreciation rights;

• permits the award of stock options or stock appreciation rights at a price less than 100% of the fair market value of a share of our Common Stock on the date of grant of the stock options or stock appreciation rights; or

• otherwise requires stockholder approval under the rules or regulations of the Commission, the New York Stock Exchange, or any other securities exchange that are applicable to the Company;

The amendment, suspension, or termination of the Plan may not materially impair any rights or obligations under any Award already granted to you without your consent, except for (i) amendments to comply with applicable law, stock exchange rules or accounting rules or (ii) amendments in connection with a “Change in Control” transaction (as defined in the Plan) or event that are in the best interests of the Company or its shareholders.

Term of the Plan

The Plan became effective on June 1, 2023. No grant will be made under the Plan on or after the tenth anniversary of the effective date, but all grants made prior to such date will continue in effect thereafter subject to the terms and conditions of such grants and of the Plan.

AWARDS

Types and Terms of Awards

The Plan permits the granting of:

• stock options, including “incentive stock options” intended to meet the requirements of Section 422 of the Code, and “non-qualified” (non-incentive) stock options that are not intended to meet the requirements of Section 422 of the Code;

• stock appreciation rights, also known as “SARs”;

• restricted stock;

• restricted stock units;

• cash awards; and

• certain other awards.

Awards may provide that upon their grant or exercise, the holder will receive cash, shares of Common Stock, other securities, other Awards or other property, or a combination of these, as determined by the Committee. Participants may receive Awards in a single payment or in installments or on a deferred basis, as determined by the Committee.

Stock Options

If you have been granted an Award of stock options under the Plan, you will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, which will not be longer than 10 years from the date of grant, all as determined by the Committee. The exercise price per share is the purchase price for each share of Common Stock that may be purchased pursuant to the option. When you exercise a stock option, you acquire shares of our Common Stock by paying the option exercise price instead of paying the fair market value of the shares of Common Stock on that date. Options granted under the Plan may not provide for dividends or dividend equivalents.

Incentive vs. Non-Qualified Stock Options. Options may be designated as “incentive stock options,” which are intended to meet the requirements of Section 422 of the Code, or as “non-qualified” (non-incentive) stock options, which are not intended to meet the requirements of Section 422.

The tax treatment of incentive stock options differs from that of non-qualified stock options. (See the section of this Prospectus entitled “U.S. Federal Income Tax Consequences.”) In order to receive the unique tax treatment applicable to incentive stock options, the Committee must follow special rules when granting incentive stock options, as further described in the Plan.

Vesting. Options will vest and become exercisable in accordance with the vesting schedule established by the Committee and set forth in the Award Agreement.

Exercise Price. The option exercise price will be determined by the Committee. In general, the exercise price may not be less than 100% of the fair market value of our Common Stock on the date of grant. However, there is an exception to this requirement. The Committee may grant options with an exercise price less than 100% of the fair market value of our Common Stock on the date of grant if the Committee grants the option in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or one of our affiliates, in the circumstances described in the Plan.

The fair market value of shares of our Common Stock on a given date will generally be the closing price of one share as reported on the New York Stock Exchange on that date, or, if the New York Stock Exchange is not open for trading on that date, then on the most recent preceding date when it was open for trading. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

Term. An option will terminate no earlier than the first to occur of:

(1) the termination date set forth in the Award Agreement;

(2) unless otherwise set forth in the Award Agreement, (A) the expiration of 12 months from the date of the participant’s termination of service as a result of death or Disability (as defined in the Plan), or (B) three months from the date of the participant’s termination of service for any other reason; or

(3) 10 years from the grant date.

The Committee may provide in an Award Agreement for the automatic exercise of an option on such terms and conditions as established by the Committee.

Payment. Options will be exercised by the participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of shares with respect to which the option is to be exercised, accompanied by full payment for the shares, including satisfaction of any applicable withholding taxes.

The exercise price will be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (subject to limitations established by the Committee) (a) by the actual or constructive tendering of previously acquired shares having an aggregate fair market value at the time of exercise equal to the total exercise price, (b) by the withholding of shares otherwise issuable upon exercise of an option pursuant to a “net exercise”

arrangement, (c) to the extent permitted by law, from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates, (d) by a combination of such methods of payment, or (e) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the shares, and be consistent with the purposes of this Plan.

The Committee may impose such restrictions on any shares acquired pursuant to the exercise of an option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which shares are then listed or traded, or any blue sky or state securities laws.

SARs

Stock appreciation rights (“SARs”) can be (1) freestanding SARs, which are granted independently of any option, (2) tandem SARs, which are granted in connection with a related option (the exercise of which results in the forfeiture of the related portion of the option), or (3) affiliated SARs, which are granted in connection with a related option, and are automatically deemed exercised at the time the related option is exercised. If you have been granted an Award of SARs under the Plan, you will be entitled to receive the excess of the fair market value of one share of our Common Stock on the date the SAR is exercised (or, if the Committee so provides, at any time during a specified period before or after the date of exercise) over the grant price of the SAR. When you exercise a SAR, you do not pay an exercise price, but simply receive the payment described in the preceding sentence. SARs granted under the Plan may not provide for dividends or dividend equivalents.

The exercise of a tandem SAR involves the surrender of the right to exercise an equivalent portion of the related option, and a tandem SAR may be exercised only with respect to shares for which the related option is exercisable. Tandem SARs granted in connection with incentive stock options are subject to special rules set forth in the Plan. Affiliated SARs are deemed exercised when you exercise the related option.

Vesting. SARs will vest and become exercisable in accordance with the vesting schedule established by the Committee and set forth in the Award Agreement.

Grant Price. The grant price of a SAR will be determined by the Committee. The grant price of a freestanding SAR may not be less than 100% of the fair market value of one share of our Common Stock on the date the SAR is granted. The exercise price of a tandem SAR or affiliated SAR will be equal to the exercise price of the related option.

Expiration. SARs granted under the Plan will expire on the date determined by the Committee, as set forth in the Award Agreement. SARs are also generally subject to similar conditions as described in the section above titled “Term” with respect to options.

Restrictions or Conditions on Exercise. In its discretion, the Committee may impose conditions or restrictions on the exercise of any SAR.

Restricted Stock

If you have been granted an Award of restricted stock under the Plan, you will own shares of our Common Stock subject to restrictions determined and imposed by the Committee for a specified time period determined by the Committee. The restrictions include a prohibition on transfer of the restricted stock and may also include, for example, provisions that require you to forfeit the shares of restricted stock if your employment with the Company ends before the restricted stock Award becomes vested. The restriction period will begin on the date of grant of the restricted stock. During the period of restriction, participants holding restricted stock are entitled to receive all dividends and other distributions paid with respect to such stock unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the restricted stock with respect to which they were paid. In addition, any dividends as to the unvested portion of a restricted stock Award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate. During the period of restrictions, participants holding restricted stock may exercise voting rights with respect to such stock, unless the Committee determines otherwise.

The restrictions may lapse separately or in combination, at a time or times determined by the Committee and set forth in the Award Agreement. After the restrictions have lapsed, you will generally have all of the rights of a stockholder of our Common Stock.

Restricted Stock Units

If you have been granted an Award of restricted stock units under the Plan, you will have the right, subject to any restrictions imposed by the Committee, to receive shares of our Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. If you hold restricted stock units, you will not have any of the voting rights of a holder of our Common Stock, nor will you have a right to receive any dividends paid on our Common Stock. However, the Committee may authorize the payment of dividends or dividend equivalents on restricted stock units on a deferred and contingent basis, either in cash or in additional shares, provided that dividend equivalents or other distributions on shares underlying restricted stock units will be deferred until, and paid contingent upon, the earning and vesting of such restricted stock units.

The restriction period relating to the restricted stock units will begin on the date of grant of the restricted stock units. The restrictions may lapse separately or in combination, at a time or times determined by the Committee and set forth in the Award Agreement. If your employment with us terminates or you resign or are removed as a director during the restriction period, the restricted stock units are subject to forfeiture unless otherwise provided in the Award Agreement.

Cash Awards

The Committee may grant cash Awards either alone, in addition to, or in tandem with other Awards granted under the Plan. The grant or vesting of a cash Award may be made contingent on the achievement of performance goals.

Other Awards

Subject to applicable law and the terms and provisions of the Plan, the Committee may grant to eligible individuals shares of Common Stock or any other Award that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares or factors that may influence the value of such shares, including, without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of the Company or a subsidiary or an affiliate or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of the shares or the value of securities of, or the performance of specified subsidiaries or affiliates of or other business units of the Company. The Committee may authorize the grant of shares as a bonus or may authorize the grant of other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code. The Committee may authorize the payment of dividends or dividend equivalents on such other Awards on a deferred and contingent basis, either in cash or in additional shares, provided that dividend equivalents or other distributions on shares underlying such other Awards will be deferred until, and paid contingent upon, the earning and vesting of such other Awards.

Performance Awards

The Committee may grant stock options, SARs, restricted stock, restricted stock units, cash Awards, or other Awards that are intended to become vested only upon the achievement of specified performance goals during a performance period as established by the Committee, or upon a combination of the achievement of performance goals and the completion of service-based vesting requirements. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the Committee.

In general, performance goals may provide for a targeted level or levels of achievement using any measure determined by the Committee, including one or more of the following: annual revenue, growth in revenue, cash position, earnings, earnings per share, earnings before interest, taxes, depreciation and amortization, individual objectives, income or net income (or loss), cash flow (including operating cash flow and free cash flow), operating income (or loss), funds from operations or similar measures, return on assets, return on equity, return on operating revenue, return on capital, return on invested capital, return on investments, net asset turnover, debt (including debt reduction), sales, return on sales, stock price, change in stock price, enterprise value or economic value added, working capital, dividend ratio, orders, marketing, productivity, production targets, quality targets, research and development targets, marketing or customer service collaborations, employee satisfaction and engagement, diversity, environmental and social measures, technology and technology development, human resources management and development, strategic business objectives, operating efficiency, gross or net profit levels, mergers, acquisitions or other strategic transactions, divestitures, financings, and total shareholder return, any of which may be measured either in absolute terms or as compared to an incremental increase or as compared to results of a peer group. The performance goals may differ from participant to participant and from Award to Award.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the actual levels of achievement regarding the performance goals, in whole or in part, as the Committee deems appropriate and equitable.

Consideration for Awards

Awards may be granted to you in exchange for no cash payment from you or for a cash payment or other consideration, as determined by the Committee or as may be required by applicable law. The Committee may require that you remain as an employee, director or consultant, as applicable, in order to become vested in an Award.

Tax Withholding

All federal, state, local or foreign payroll, withholding, income or other taxes applicable to you as a result of your participation in the Plan are solely and absolutely your responsibility. However, in order to comply with all applicable federal, state, local or foreign income tax laws or regulations, prior to the delivery of any shares or cash under an Award, the Company has the power to deduct or withhold, or require you to provide to the Company, an amount sufficient to satisfy any federal, state and local taxes or other amounts required to be withheld under an Award.

The Committee may, in its discretion and subject to additional terms and conditions it may adopt, permit you to satisfy your tax obligations by:

• having us withhold a portion of the shares otherwise to be delivered to you upon your exercise or receipt of (or the lapse of restrictions relating to) an Award; or

• delivering to us a number of other shares of our Common Stock then owned by you with a fair market value equal to the amount of your tax obligation.

If the Committee permits shares under an Award to be withheld from the Award to satisfy applicable withholding obligations, the fair market value of the shares withheld, as determined as of the date of withholding, will not exceed the amount determined by the applicable minimum statutory withholding rates unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) such additional amount is authorized by the Committee.

A participant is ultimately liable for all tax-related items due by the participant. The Company does not make any representations or undertakings regarding the treatment of any such tax-related items in connection with an Award. The Company may refuse to deliver any benefit under the Plan if the participant fails to comply with his or her obligation in connection with such tax-related items.

Award Agreement

In general, Awards under the Plan will be evidenced by an agreement, certificate, resolution or other type or form of writing approved by the Committee that sets forth the terms of the Award (an “Award Agreement”). An Award Agreement may be in an electronic medium. If you have been granted an Award under the Plan, you will not have any rights under that Award unless and until your Award Agreement has been duly executed by the Company and, if requested by us, signed by you, or until your Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

Amendments to Awards; No Option or SAR Repricing

The Committee may amend, alter, suspend, discontinue or terminate any outstanding Award held by you. However, the Committee may not take any action without your consent if the change to the Award would adversely affect your rights with respect to that Award. However, such consent will not be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension or termination: (a) is required or advisable in order for the Company, the Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any Change in Control transaction or event, is in the best interests of the Company or its shareholders.

The Company intends that Awards under the Plan will satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder, and the Committee will administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A will be deemed to impair or otherwise adversely affect the rights of any holder of an Award or any beneficiary of an Award.

Outside of certain corporate transactions or adjustment events described in the Plan or in connection with a Change in Control, the exercise price of outstanding options or SARs cannot be reduced, nor can “underwater” options or SARs be cancelled in exchange for cash or replaced with other Awards or options with a lower exercise price, without shareholder approval under the Plan.

Change in Control

In connection with a Change in Control, the Board may, in its sole discretion, take any one or more of the following actions with respect to any one or more participants: (a) accelerate the exercise dates or vesting dates of any outstanding Awards; (b) make outstanding options, restricted stock, restricted stock units, SARs or cash Awards fully vested and exercisable; (c) grant a cash bonus award to any of the holders of outstanding Awards; (d) pay cash to any or all participants in exchange for the cancellation of their outstanding Awards; or (e) make any other adjustments or amendments to the Plan and outstanding Awards. In general, any such action with respect to any named executive officer of the Company will be effective only if it is approved by the Committee. In exercising the authority described in this paragraph, the Board or Committee will have no duty to apply any action taken uniformly to all participants, and generally may choose, in it sole discretion, whether or not the Awards granted to any particular participant will be affected.

Termination of Service and Other Events

Awards may provide for continued vesting or the earlier vesting of such Awards, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a Change in Control.

If permitted by Section 409A of the Code, but subject to the other terms of the Plan, including in the case of a participant’s termination of employment or service, in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, the Committee may, in its sole discretion, provide for the continued vesting of or accelerate the vesting or exercisability of an Award or may waive any other limitation or requirement under such Award.

Allowances for Conversion Awards and Assumed Plans

Awards may be granted under the Plan in substitution for or conversion of, or in connection with an assumption of, restricted stock, restricted stock units, options, SARs or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any of its subsidiaries, and will not count against (or be added to) the aggregate share limit or other Plan limits described above. Additionally, shares available under certain plans that the Company or its subsidiaries may assume in connection with corporate transactions from another entity may be available for certain Awards under the Plan, under circumstances further described in the Plan, but will not count against the aggregate share limit or other Plan limits described above.

Non-Transferability

You may not sell, assign, transfer, pledge, or otherwise encumber an Award granted to you under the Plan, except:

• by will;

• by the laws of descent and distribution; or

• if permitted by the Committee, by designation of a beneficiary.

In no event will any Award granted under the Plan be transferred for value. Any Awards granted to you under the Plan are exercisable only by you or, if permissible under applicable law, by your guardian or legal representative.

The Committee may permit a participant (in a manner specified by the Committee) to transfer a nonqualified stock option to certain “family members” or pursuant to certain bona fide gifts, as further described in the Plan.

The Committee may specify on the grant date that part or all of the shares that are (a) to be issued or transferred by the Company upon the exercise of options or SARs, or upon the vesting of other Awards, or (b) no longer subject to a substantial risk of forfeiture or restrictions on transfer, will be subject to further restrictions on transfer, including minimum holding periods.

Risk of Investment

The shares of Common Stock offered pursuant to the terms of the Plan are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any other governmental agency or guaranteed by any bank. Investing in our Common Stock through the Plan involve risks, including the risk that the value of the Common Stock will fall below the price you paid to acquire it, in which case you may lose all or a portion of what you invested by purchasing Common Stock through the Plan. As with any investment, the past performance of our Common Stock is not a guarantee or indicator of future results. You should review the financial information regarding the Company that is contained in reports filed by us with the Commission, which reports are incorporated by reference into this Prospectus. See the section of this Prospectus entitled “Incorporation of Certain Documents by Reference.”

SHARES AVAILABLE FOR AWARDS

Subject to adjustment as described in the Plan, the aggregate number of shares of our Common Stock that may be issued or transferred under all Awards under the Plan may not exceed 1,000,000 shares, minus (a) any shares subject to awards granted under the Predecessor Plan after December 31, 2022 and prior to the effective date of the Plan, plus (b) any shares that are subject to awards granted under the Plan or under the Predecessor Plan that are added (or added back) to the number of shares available under the Plan under the Plan’s share counting rules. Shares issued under the Plan may be either authorized but unissued shares or treasury shares.

Shares covered by an Award granted under the Plan will not be counted as used unless and until they are actually issued or transferred to a participant. If an Award under the Plan (or after December 31, 2022, an award under the Predecessor Plan) is settled in cash, is unearned, is forfeited, or is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a tandem SAR upon exercise of the related option, or the termination of a related option upon exercise of the corresponding tandem SAR), then, to the extent of such cash settlement, unearned amount, forfeiture, cancellation, termination, expiration or lapse, any shares subject to such award shall be available for subsequent Awards under the Plan.

Notwithstanding anything to the contrary in the Plan: (a) if shares are withheld by the Company, tendered or otherwise used in payment of the exercise price of an option, the total number of shares covered by the option being exercised will reduce the shares available under the Plan; (b) if shares are withheld by the Company, tendered or otherwise used in payment of the exercise price of an option granted under the Predecessor Plan, the shares will not be added back to the Shares available under the Plan; (c) shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards under the Plan will reduce the shares available under the Plan; (d) shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards under the Predecessor Plan will not be added back to the shares available under the Plan; (e) shares subject to a SAR, to the extent it is exercised and settled in shares, and whether or not all shares covered by the SAR are actually issued to the participant upon exercise of the SAR, will be considered issued or transferred pursuant to the Plan; (f) shares subject to a stock appreciation right granted under the Predecessor Plan, to the extent it is exercised and settled in shares, and whether or not all shares covered by the stock appreciation right are actually issued to the participant upon exercise of the SAR, will not be added back to the shares available under the Plan; and (g) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options (or stock options granted under the Predecessor Plan) will not be added to the aggregate number of shares available under the Plan.

The number of shares of our Common Stock that may be issued under the Plan is subject to adjustment as described in the section below entitled “Adjustments to Available Shares.”

Notwithstanding anything to the contrary contained in the Plan, and subject to adjustment as provided in the Plan, the aggregate number of shares actually issued or transferred by the Company upon the exercise of incentive stock options granted under the Plan will not exceed 1,000,000 shares.

Non-Employee Director Compensation Limit

Notwithstanding anything to the contrary contained in the Plan, in no event will any non-employee director of the Company in any one calendar year be granted compensation (including cash-based compensation and equity-based compensation in the aggregate) for such service having an aggregate maximum value (measured at the grant date as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.

Adjustments to Available Shares

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, split-up, split-off, spin-off, spin-out, combination, repurchase, partial or complete liquidation or other distribution of assets, exchange of shares or other securities of the Company, issuance of rights or warrants to purchase securities, other change in the corporate structure of the Company affecting the shares, or any other corporate transaction or event having an effect similar to any of the foregoing, occurs, such that an adjustment is determined by the Committee (in its sole discretion) to be equitably required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will in the manner as it may deem equitable, adjust the number and class of shares (or other securities) that may be delivered under the Plan, the number, class, and price of shares (or other securities) subject to outstanding Awards, the exercise price of outstanding options and SARs, and other Award terms. However, any such adjustment to the incentive stock option limit specified in the Plan will be made if and only if and to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail to so qualify.

Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such option or SAR without any payment to the person holding such option or SAR. The specific adjustments will be determined by the Committee. Notwithstanding the preceding, the number of shares subject to any Award always will be a whole number.

Forfeiture, Clawback and Deferral

Other Forfeiture Events, Clawback and Recoupment

The Committee may specify in an Award Agreement that the participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Except as otherwise determined by the Committee, a participant will forfeit all of his or her outstanding Awards if the participant is determined to have engaged in an act that constitutes Cause (as defined under the Plan), regardless of whether the participant’s service with the Company is terminated as a result of the event that constitutes Cause. The determination of whether a participant has engaged in an act that constitutes Cause will be made by the Committee, which prior to making this determination will provide written notice of the event of Cause to the participant and allow the participant a reasonable opportunity to cure the event. In addition, Awards granted under the Plan are subject to the provisions of the Company’s clawback policy as may be established and/or amended from time to time, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Commission or any national securities exchange or national securities association on which the Company’s shares may be traded. The Company may require a participant to forfeit or return to and/or reimburse the Company all or a portion of the Award and/or shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the shares issued under the Award, pursuant to the terms of the clawback policy or as necessary or appropriate to comply with applicable laws or the rules of any national securities exchange or national securities association on which the shares may be traded.

Delay of Payment Pending Investigation

If any Award becomes payable (or any restrictions relating to the Award lapse) while a participant is under investigation for any event that would constitute Cause or otherwise result in forfeiture of an Award, payment of the Award will be delayed pending the outcome of the investigation. If the investigation is pending on the latest date upon which the Award may be paid (or the restrictions may lapse) in order for payment of the Award to remain qualified as a short-term deferral under Code Section 409A, or would otherwise not result in a violation of Code Section 409A, the Award may be paid on that date only if the participant executes an agreement with the Company under which he or she agrees to repay or forfeit the Award if the investigation results in the participant being found to have committed an act that constitutes Cause or would result in forfeiture of the Award. If the participant fails to execute this agreement, the Award will be forfeited.

RESALE OF SECURITIES GRANTED OR PURCHASED UNDER THE PLAN

Unless otherwise determined by the Committee, if you acquire shares of Common Stock upon the exercise or receipt of Awards under the Plan, you may resell your shares without restriction (except for restricted stock, which cannot be resold until all restrictions lapse). You should remember that the securities laws and the Company’s Policy On Confidentiality And Insider Trading prohibit you from selling your shares while you are aware of material non-public information concerning the Company. In addition, all directors and officers, as well as specified other personnel of the Company and its subsidiaries who are notified by the Company are subject to the Company’s Blackout and Pre-clearance Trading Policy.

Our executive officers and directors who wish to resell shares acquired under the Plan (including shares acquired upon the exercise of an option) must comply with the resale provisions of Rule 144 promulgated under the Securities Act and the reporting requirements under Section 16 of the Exchange Act. Shares acquired by our executive officers and directors as a result of an Award or the exercise of an Award may be resold under Rule 144 without a one-year holding period.

GENERAL

The Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation.

Neither delivery of the Prospectus nor any sale made thereunder will, under any circumstances, create any implication that there has been no change in our affairs or in any information included therein, in any supplement thereto or in any document incorporated by reference since the date hereof or thereof.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the U.S. federal income tax consequences of the issuance, exercise and payment of (or lapse of restrictions with respect to) Awards under the Plan, based on currently applicable provisions of the Code. The following description applies to U.S. citizens and residents who receive Awards under the Plan. Participants who are neither U.S. citizens nor residents but who perform services in the United States may also be subject to U.S. federal income tax under some circumstances. In addition, former citizens or long-term residents of the United States may be subject to special expatriate tax rules, which are not addressed in this summary.

Due to the complexity of the applicable provisions of the Code, this Prospectus describes only the general federal tax principles affecting Awards that may be granted under the Plan.

Depending on individual facts and circumstances, these general tax principles might not apply to you. In addition, these general tax principles are subject to changes that may be brought about by subsequent legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. In addition, the discussion does not describe any United States federal Social Security or Medicare tax consequences.

You also may be subject to state, local or foreign income taxes and you should refer to the applicable laws in those jurisdictions.

For all of these reasons, we urge you to consult your own tax advisor to determine your tax liability in connection with the receipt or exercise of an Award or the subsequent disposition of shares received in connection with or upon exercise of an Award.

Non-Qualified Stock Options

• Grant. You will not recognize any taxable income at the time a non-qualified option is granted.

• Exercise. Upon the exercise of a non-qualified option, you will recognize ordinary income in the amount by which the fair market value of the Common Stock at the time of exercise exceeds the option exercise price. If you pay the exercise price by tendering other shares of our Common Stock then owned by you, you will recognize ordinary income in an amount equal to the fair market value of the number of shares received upon exercise that exceed the number of other shares you tendered.

• Tax Deduction for the Company. We will be allowed an income tax deduction in the amount that, and for our taxable year in which, you recognize ordinary income, to the extent this amount satisfies the general rules concerning deductibility of compensation.

• Tax Basis of the Acquired Shares. If you pay the option exercise price in cash, your original tax basis in the shares received upon exercise will equal the sum of (1) the option exercise price plus (2) the amount you are required to recognize as income as a result of the exercise. If you pay the option exercise price by tendering other shares of our Common Stock then owned by you, you will not recognize gain or loss on the tendered shares, but your original tax basis for an equal number of shares acquired upon exercise of the option will be the same as your adjusted tax basis for the tendered shares. The remaining acquired shares will have an original tax basis equal to (a) the sum of the amount of the exercise price paid in cash, if any, plus (b) any amount that you are required to recognize as income as a result of the option exercise.

• Sale of Shares. When you sell shares acquired upon the exercise of a non-qualified option, the difference between the amount received and the adjusted tax basis of the shares will be gain or loss. If, as usually is the case, the Common Stock is a capital asset in your hands, the gain or loss will be capital gain or loss.

• Characterization of Capital Gain or Loss. Any capital gain or loss you recognize upon sale of the shares will be taxed as long-term capital gain or loss if you have held the shares for more than 12 months and as short-term capital gain or loss if you have held the stock for 12 months or less. For purposes of determining whether you will recognize long-term or short-term capital gain or loss on your subsequent sale of the shares, the holding period will begin at the time you exercise the option. However, if, as usually is the case, the Common Stock is a capital asset in your hands, the holding period for acquired shares having the same basis as tendered shares will include the period during which you held the tendered shares.

Incentive Stock Options

• Grant. You will not recognize any taxable income at the time an incentive stock option is granted.

• Exercise. Upon the exercise of an incentive stock option, you will not recognize any income for purposes of the regular income tax. However, you may be required to recognize income for purposes of the alternative minimum tax (or “AMT”).

For purposes of the AMT, an incentive stock option will be treated as a non-qualified option. Accordingly, for purposes of the AMT, you must recognize ordinary income in the amount by which the fair market value of the Common Stock at the time of exercise exceeds the option exercise price. As a result, if you recognize a substantial amount of AMT income upon exercise of the incentive stock option in relation to your taxable income from wages and other sources in the year you exercise the option, you may be subject to the AMT. Furthermore, the fact that you recognize AMT income at the time you exercise an incentive stock option may not alter the amount of regular income you must recognize at the time you sell or otherwise dispose of the shares acquired upon exercise of the incentive stock option.

• Tax Deduction for the Company. If you sell or otherwise dispose of shares acquired upon the exercise of an incentive stock option more than two years from the date the option was granted to you and more than one year after you exercised the option, then we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option. However, if you sell or otherwise dispose of the shares before the holding period described above is satisfied, then we will be allowed a tax deduction at the time and in the amount you recognize ordinary income, if and to the extent the amount satisfies the general rules concerning deductibility of compensation. Under current law, this income is not subject to income or payroll tax withholding.

• Tax Basis of the Acquired Shares. If you pay the exercise price for an incentive stock option in cash, your original tax basis in the shares received upon exercise will equal the option exercise price.

If you pay the exercise price for an incentive stock option by tendering other shares of our Common Stock already owned by you, and you acquired those tendered shares through any means other than by exercising one or more incentive stock options, you will not recognize gain or loss on the tendered shares (except possibly for purposes of the AMT as described above), but your original tax basis for an equal number of shares acquired upon exercise of the option will be the same as your adjusted tax basis for the tendered shares. The remaining acquired shares will have an original tax basis equal to the amount of the exercise price paid in cash, if any. If you pay the exercise price solely by tendering other shares of our Common Stock, then the original tax basis of the remaining acquired shares will be zero.

If you pay the exercise price for an incentive stock option by tendering shares of our Common Stock already owned by you, and you acquired those tendered shares by exercising another incentive stock option, we urge you to consult your own tax advisor on the tax consequences.

Sale of Shares and Characterization of Capital Gain or Loss. If you sell or otherwise dispose of shares acquired upon exercise of an incentive stock option at a time more than two years from the date the option was granted to you and more than one year after you exercised the option, and if, as usually is the case, the Common Stock is a capital asset in your hands, then you will recognize long-term capital gain or loss in an amount equal to the difference between the sale price of the shares and the exercise price you paid for the shares.

If you sell or otherwise dispose of shares acquired upon exercise of an incentive stock option before the holding period described above is satisfied, then you will recognize ordinary income at the time of the disposition in an amount equal to the lesser of (1) the difference between the exercise price and the fair market value of the shares at the time the option was exercised or (2) the difference between the exercise price and the amount realized upon disposition of the shares, and you will recognize long-term or short-term capital gain or loss (depending on whether you have held the shares for more than 12 months or for 12 months or less) in an amount equal to the difference between the sale price of the shares and the fair market value of the shares on the date you exercised the option.

Stock Appreciation Rights

• Grant. At the time a SAR is granted, you will not recognize any taxable income.

• Exercise. At the time a SAR is exercised or paid, you will recognize ordinary income equal to the cash or fair market value of any shares of Common Stock received at that time (in the amount that is equal to the excess of the fair market value of a share of our Common Stock on the date the SAR is exercised or paid over the grant price of the SAR).

• Tax Deduction for the Company. Subject to the general rules concerning deductibility of compensation, we will be allowed an income tax deduction in the amount that, and for our taxable year in which, you recognize ordinary income upon the exercise or payment of a SAR.

• Tax Basis of the Acquired Shares. If you are issued shares upon your exercise of a SAR, your tax basis in any shares received will equal the fair market value of those shares at the time you recognize ordinary income as a result of the exercise or payment of the SAR.

• Sale of Shares. If, as usually is the case, the shares are a capital asset in your hands, any additional gain or loss recognized on a subsequent sale or exchange of the shares will not be ordinary income but will qualify as a capital gain or loss.

• Characterization of Capital Gain or Loss. Any capital gain or loss you recognize upon sale of the shares will be characterized as long-term capital gain or loss if you have held the shares for more than 12 months and as short-term capital gain or loss if you have held the stock for 12 months or less. For purposes of determining whether you will recognize long-term or short-term capital gain or loss on your subsequent sale of the shares, the holding period will begin at the time you exercise the SAR.

Restricted Stock Awards

• Grant and Lapse of Restrictions. At the time a grant of restricted stock is issued to you, you will generally not recognize any taxable income. However, Section 83(b) of the Code allows you to elect, within 30 days after the date you receive a restricted stock Award, to recognize and be taxed on ordinary income equal to the fair market value of the shares of Common Stock issued to you immediately, at the time the shares are issued. If you do not make a Section 83(b) election within 30 days from the date you receive a restricted stock Award, you will recognize ordinary income equal to the fair market value of the Common Stock upon vesting of the restricted shares (e.g. at the expiration of the restriction period or upon satisfaction of the performance goals for performance-vested shares).

• Forfeiture. If you do not make the Section 83(b) election described above and, before the restriction period expires, you forfeit the restricted stock under the terms of the Award, you will not recognize any ordinary income in connection with the restricted stock Award. If you do make a Section 83(b) election and subsequently forfeit the restricted stock under the terms of the Award, you will not be allowed a tax deduction or loss with respect to the ordinary income previously recognized as a result of making the Section 83(b) election.

We urge you to consult your tax advisor to determine, in light of current tax rates and possible future tax legislation, whether it is more advantageous for you to make a Section 83(b) election upon receipt of a restricted stock Award (resulting in a current tax liability plus the potential for future capital gains, currently taxed at lower rates than the rate applicable to ordinary income, and a risk of forfeiture without an ordinary income tax deduction) than not making the Section 83(b) election (resulting in the deferral of tax and the eventual recognition as ordinary income of any appreciation in the fair market value of your shares).

• Dividends Received on Restricted Stock. Dividends received by you before the end of the restriction period will be taxed as ordinary income to you, provided, however, that dividends on restricted stock for which an election under Section 83(b) has been made will be treated as dividend income rather than ordinary income.

• Tax Deduction for the Company. Subject to the general rules concerning deductibility of compensation, we will be allowed an income tax deduction in the amount that, and for our taxable year in which, you recognize ordinary income in connection with a restricted stock Award. Dividends on the restricted stock that are received by you before the end of the restriction period will also be deductible by us subject to the general rules concerning compensation.

• Tax Basis of Shares. Your basis in the restricted shares will equal their fair market value at the time you recognize ordinary income, either when issued (if you file a Section 83(b) election) or when the shares become vested.

• Sale of Shares. You cannot sell or otherwise dispose of the restricted stock until after the restriction period expires. When you sell the shares after the restriction period expires, you will recognize gain or loss in an amount by which the sale price of the shares differs from your tax basis in the shares. If, as usually is the case, the shares are a capital asset in your hands, any gain or loss recognized on a sale or other disposition of the shares will qualify as capital gain or loss.

• Characterization of Capital Gain or Loss. Any capital gain or loss you recognize upon sale of the shares will be treated as long-term capital gain or loss if you have held the shares for more than 12 months from the date you recognized ordinary income with respect to the shares and as short-term capital gain or loss if you have held the stock for 12 months or less from the date you recognized ordinary income.

Restricted Stock Units

• Grant. At the time restricted stock units are granted, you will not recognize any taxable income.

• Vesting. At the time restricted stock units vest and assuming Common Stock in settlement of your restricted stock units is delivered promptly upon vesting, you will recognize ordinary income equal to the cash or fair market value of the shares of Common Stock received at that time; provided, however, that, if the terms of the restricted stock unit so provide, payment and income recognition may be delayed until a later date to the extent permitted under applicable tax laws.

• Dividend Equivalents Received on Restricted Stock Units. Dividend equivalents received by you before you receive Common Stock in settlement of your restricted stock units will be taxed as ordinary income to you.

• Tax Deduction for the Company. Subject to the general rules concerning deductibility of compensation, we will be allowed an income tax deduction in the amount that, and for our taxable year in which, you recognize ordinary income upon the vesting of the restricted stock units.

• Tax Basis of Shares. If shares of Common Stock are issued to you upon vested of your restricted stock unit Award, your basis in any shares received will equal the fair market value of the shares at the time you recognize ordinary income.

• Sale of Shares. If, as usually is the case, the Common Stock is a capital asset in your hands, any additional gain or loss recognized on a subsequent sale or exchange of the shares will not be ordinary income but will qualify as capital gain or loss.

• Characterization of Capital Gain or Loss. Any capital gain or loss you recognize upon sale of the shares will be treated as long-term capital gain or loss if you have held the shares for more than 12 months from the date you recognized ordinary income with respect to the shares and as short-term capital gain or loss if you have held the stock for 12 months or less from the date you recognized ordinary income.

Cash Awards

• Grant. You will recognize taxable income at the time the cash bonus is paid equal to the amount of the Award.

• Tax Deduction for the Company. We will be allowed an income tax deduction in the amount that, and for our taxable year in which, you recognize ordinary income, to the extent this amount satisfies the general rules concerning deductibility of compensation.

Other

• Dividend Equivalents and Unrestricted Common Stock. Dividend equivalents, if any, awarded with respect to grants under the Plan and paid in cash or unrestricted Common Stock, and unrestricted Common Stock, will be taxed to a participant at ordinary income rates when received by the participant.

• Tax Deduction for the Company. We will be allowed an income tax deduction in the amount that, and for our taxable year in which, you recognize ordinary income, to the extent this amount satisfies the general rules concerning deductibility of compensation.

Limitations of Tax Deduction for the Company. Pursuant to Section 162(m) of the Code, the maximum deduction the Company may claim for compensation paid to any named executive officer who may be a “covered employee” under Section 162(m) of the Code, including deductions with respect to Awards granted under the Plan, will generally be limited to $1,000,000 per calendar year.

Change in Control

Depending on the terms of your Award Agreement and the determinations of the Committee, upon a change in control of the Company, restrictions on your Award may lapse, or your Award may mature or become exercisable, on an accelerated schedule. If this type of benefit, or other benefits and payments connected with your Award that result from a change in control of the Company, are granted to certain individuals (such as our executive officers), the benefits and payments may be deemed to be “parachute payments” within the meaning of Section 280G of the Code. Section 280G provides that if parachute payments to an individual equal or exceed three times the individual’s “base amount,” the excess of the parachute payments over one times the base amount (1) will not be deductible by us and (2) will be subject to an excise tax payable by the individual. “Base amount” is the individual’s average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs. We urge you to consult your own tax advisor regarding your tax liability upon a change in control of the Company.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to incorporate by reference some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

• our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 28, 2023;

• our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2023, filed with the Commission on May 9, 2023;

• our current reports on Form 8-K filed with the Commission on March 9, 2023, March 20, 2023, May 1, 2023, May 17, 2023, June 2, 2023 and June 5, 2023; and

• the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the Commission on February 25, 2020, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act will be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of the filing of such reports and documents, if such reports or other documents are filed (1) after the date of this Prospectus, and (2) prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to the registration statement on Form S-8 we filed with the Commission registering the shares reserved under the Plan have been sold or that deregisters all securities then remaining unsold.

Any statement contained in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide you at no cost, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents) and a copy of any other documents required to be delivered to participants in the Plan pursuant to Rule 428(b) under the Securities Act, including our most recent annual report to shareholders, proxy statement, and other communications distributed by us to our shareholders generally. Requests for copies should be directed to the General Counsel and Secretary, Helios Technologies, Inc., 7456 16th St. E, Sarasota, FL 34243, or call (941) 362-1200.